Exhibit 99.2

CONTACT

Gregory Hughes

Chief Financial Officer & Chief Operating Officer

-or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL Green Realty Corp. Announces Reduction
Of Regular Quarterly Common Stock Dividend

New York, New York —May 11, 2009— SL Green Realty Corp. (the “Company”) (NYSE: SLG) today announced that its board of directors has determined that contingent upon completion of the public offering of common stock announced today, the Company is reducing the quarterly per share common stock dividend from $0.375, or $1.50 on an annual basis, to $0.10, or $0.40 on an annual basis. The Company can provide no assurance that its board of directors will not reduce or eliminate entirely dividend distributions on its common stock if the public offering of common stock is not completed, or in the future even if such offering is completed.

About the Company

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of March 31, 2009, the Company owned interests in 29 New York City office properties totaling approximately 23,211,200 square feet, making it New York’s largest office landlord. In addition, at March 31, 2009, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 400,212 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 32 suburban assets totaling 6,949,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

Statements made in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended, and as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The

Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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